EXHIBIT 10.1
FORM OF PERFORMANCE SHARE AGREEMENT
     Crosstex Energy, Inc. (“Company”) hereby agrees to award to the participant named below (“Participant”) the number of shares of Common Stock, $.01 par value, of Company (the “Shares”), in accordance with and subject to the terms, conditions and restrictions of this Agreement. If the conditions described below are satisfied, such award will be made under the terms of the Crosstex Energy, Inc. Long Term Incentive Plan (the “Plan”) on the Future Award Date.
     1. Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to them in the Plan.
          (a) The basic terms of this Award include the following:

“Participant”	_______
“Target Number of Shares”	___Shares
“Minimum Number of Shares”	___% of Target
“Maximum Number of Shares”	___% of Target
“Commencement Date”	________, 20___
“Grant Date”	________, 20___
“Future Award Date”	________, 20___
“Vesting Date”	________, 20___
“Target Growth Rate”	___%
“Minimum Growth Rate”	___%
“Maximum Growth Rate”	___%
          (b) Other definitions include the following:
     “Cause” means (i) Participant has failed to perform the duties assigned to him and such failure has continued for thirty (30) days following delivery by Company of written notice to Participant of such failure, (ii) Participant has been convicted of a felony or misdemeanor involving moral turpitude, (iii) Participant has engaged in acts or omissions against Company constituting dishonesty, breach of fiduciary obligation, or intentional wrongdoing or misfeasance, (iv) Participant has acted intentionally or in bad faith in a manner that results in a material detriment to the assets, business or prospects of Company, or (v) Participant has breached any obligation under this Agreement.
     “DCF/U” means the distributable cash flow per unit of Crosstex Energy, L.P. Any units that do not require quarterly distributions are ignored for purposes of this calculation. The DCF/U for each calendar quarter is determined by the Company and approved by the Board each quarter in connection with the determination of quarterly earnings.
     “Disability” shall mean a physical or mental condition of Participant that, in the good faith judgment of not less than a majority of the entire membership of the Board (excluding Participant, if then a member of the Board), based upon certification by a licensed physician reasonably acceptable to Participant and the Board, (i) prevents Participant from being able to perform the services required under this Agreement, (ii) has continued for a period of at least 180 days during any 12-month period, and (iii) is expected to continue.

     “Growth Rate” is the percentage increase (or decrease) in DCF/U during a particular calendar year compared to DCF/U in the immediately preceding year. The “Average Growth Rate” is equal to the sum of the annual Growth Rates divided by the number of years in the Measurement Period.
     “Good Reason” means any of the following: (i) the assignment to Participant of any duties materially inconsistent with Participant’s position, authority, duties or responsibilities; (ii) Company requiring Participant to be based at any office other than offices in the greater Dallas, Texas area; or (iii) a breach or violation by Company of any material provision of any written agreement with Participant, which breach or violation remains unremedied for more than 30 days after written notice thereof is given to Company by Participant. For purposes of this definition, no act or failure to act on Company’s part shall be considered a “Good Reason” unless Participant has given Company written notice of such act or failure to act within 30 days thereof and Company fails to remedy such act or failure to act within 30 days of its receipt of such notice.
     “Measurement Period” means the period beginning on the Commencement Date and ending on the Future Award Date.
     “Qualifying Termination” means Participant’s employment or service with Company or its Affiliates is terminated (i) by Company without Cause, (ii) by Participant for Good Reason, (iii) due to Participant’s death, or (iv) due to Participant’s Disability.
     2. Award of Performance Shares. An award of Restricted Stock under the Plan will be made to Participant effective as of the Future Award Date if Participant on such date is, and has continuously been, employed by Company or an Affiliate since the Grant Date. Subject to the terms hereof, no Shares will be credited to Participant until such Future Award Date. After such future award is made, the Shares will be released from restrictions on the Vesting Date only upon the satisfaction of all terms and conditions set forth in this Agreement.
     (a) The number of Shares will be determined using the following formulas:
     If the Average Growth Rate is less than the Target Growth Rate, the formula is as follows:

T x (100% - (___% x	B - A	))
C
     If the Average Growth Rate is more than the Target Growth Rate, the formula is as follows:

T x (100% + (___% x	A - B	))
D

Legend:	A =	Average Growth Rate (which will not be less than Minimum Growth Rate nor more than Maximum Growth Rate)
	B =	Target Growth Rate
	C =	Spread between Target Growth Rate and Minimum Growth Rate
	D =	Spread between Maximum Growth Rate and Target Growth Rate
	T =	Target Number of Shares
     (b) Except as otherwise provided in this Section 2, provided Participant has continuously been employed by Company or an Affiliate since the Grant Date, unrestricted ownership of the Shares will occur on the Vesting Date and the Shares will be delivered to Participant shortly thereafter by electronic transfer or the issuance of one or more certificates representing the Shares.

     (c) If Participant ceases to be employed by Company or an Affiliate before the Vesting Date for any reason other than a Qualifying Termination, this Agreement shall become null and void and no awards or payments will be due to Participant.
     (d) If Participant’s employment is terminated due to a Qualifying Termination before the Vesting Date, the terms of this subparagraph will apply. If the Qualifying Termination occurs before the first April 1 following the Commencement Date, no award will be made and no payments will be due under this Agreement. If the Qualifying Termination occurs at any time thereafter, Participant or Participant’s estate will receive an award of the number of shares determined below on the 90th day following the Qualifying Termination:
     (i) The Average Growth Rate that is achieved with respect to a short period ending on the Qualifying Termination date will be based upon the Growth Rates of (x) each full calendar year from the Commencement Date and (y) each short year during such period that consists of at least one full calendar quarter (in which event, the Growth Rate for such short year will be determined by annualizing the DCF/U for each of the full calendar quarters during such short year).1
     (ii) The number of Shares will be determined using the Average Growth Rate established in subsection 2(d)(i) and the formula described in subsection 2(a). In the case of a Qualifying Termination due to Participant’s death or Disability, Participant or Participant’s estate will be entitled to the full number of Shares without pro-ration. In all other cases involving a Qualifying Termination, the number of Shares will be pro-rated by multiplying the full number of Shares by a fraction with the numerator being the full number of months Participant was employed by Company during the Measurement Period and the denominator being the original number of months in the Measurement Period.
     (e) Until vesting, Participant shall have no rights with respect to the Shares, including but not limited to, rights to sell, vote, exchange, transfer, pledge, hypothecate or otherwise dispose of the Shares. This Award is not assignable or transferable by Participant.
     (f) During the period between the Grant Date and the Vesting Date, Participant will receive quarterly cash payments, less all applicable taxes, equal to the dividends that would have been paid on the Target number of Shares Participant is entitled to hereunder, beginning with dividends that are made in the second calendar quarter of the year that includes the Commencement Date; provided, however, no cash dividends will be payable to or on behalf of Participant with respect to any payment date occurring after Participant has forfeited a right to receive the Shares pursuant to the terms of this Agreement or the Plan.
     (g) Notwithstanding anything contained herein to the contrary, (i) the Committee shall have the right to accelerate the Future Award Date and/or cancel all or any portion of any outstanding restrictions prior to the termination of such restrictions with respect to any or all of the Shares on such terms and conditions as the Committee may deem appropriate and (ii) in the event of a Change in Control,

[1]	An example of this calculation is as follows: Assume that Participant’s employment is terminated in a Qualifying Termination on July 15 in the year following the year of the Commencement Date and that the DCF/U in the year before the Commencement Date was $2.50, in year 1 was $2.75, in the first quarter of year 2 was $0.75, and in the second quarter of year 2 was $0.80. The annualized DCF/U for year 2 would be $3.10 (total DCF/U for two quarters of $1.55 multiplied by 2 to calculate an annualized total). The Growth Rate for year 1 would be 10% ($0.25 growth over base year DCF/U of $2.50) and the Growth Rate for year 2 would be 12.73% ($0.35 growth over year 1 DCF/U of $2.75). The Average Growth Rate would be 11.36% (10% plus 12.73% divided by 2 years).

the maximum award contemplated by this Agreement shall be made and automatically vested in full as of the date of the Change in Control.
     (h) In the event that the number of Company’s shares, as a result of a stock split or stock dividend or combination of shares or any other change or exchange for other securities, by reclassification, reorganization or otherwise, are increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of Company or of another corporation, the number of Shares to be awarded under this Agreement shall be adjusted to reflect such change in such manner as the Board or the Committee may deem appropriate. If any such adjustment shall result in a fractional share, such fraction shall be disregarded.
     3. Each notice relating to this award shall be in writing. All notices to Company shall be addressed to the Secretary, at Company’s headquarters. All notices to Participant shall be addressed to Participant in accordance with Company’s payroll records.
     4. Taxes. PARTICIPANT REPRESENTS THAT PARTICIPANT IS NOT RELYING ON COMPANY FOR ANY TAX ADVICE IN CONNECTION WITH THIS AWARD. Participant will pay to Company, or make arrangements satisfactory to the Committee regarding payment of, any federal, state or local taxes of any kind required by law to be withheld with respect to (i) distributions received, and (ii) the termination of restrictions with respect to the Shares (in which case arrangements will be made no later than the date of the termination of the restrictions). Participant shall, to the extent permitted by law, have the right to deliver to Company or its Affiliates Shares to which Participant shall be entitled upon the vesting thereof (or other Shares owned by Participant), valued at the fair market value of such Shares at the time of such delivery to Company or its Affiliates, to satisfy the obligation of Participant under this Agreement. Any provision of this Agreement to the contrary notwithstanding, if Participant does not otherwise satisfy the obligation of Participant under this Section, then Company and its Affiliates shall, to the extent permitted by law, have the right to deduct from any payments of any kind otherwise due from Company or its Affiliates to or with respect to Participant, whether or not pursuant to this Agreement or the Plan and regardless of the form of payment, any federal, state or local taxes of any kind required by law to be withheld with respect to the ownership of the Shares (with respect to which the restrictions set forth herein have terminated).
     5. Entirety and Modification. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements, whether written or oral, between such parties relating to such subject matter. No modification, alteration, amendment or supplement to this Agreement shall be valid or effective unless the same is in writing and signed by the party against whom it is sought to be enforced.
     6. Severability. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible, and such provision shall be deemed inoperative to the extent it is unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.
     7. This Agreement has been made in and shall be construed under and in accordance with the laws of the State of Delaware.

CROSSTEX ENERGY, INC.

By:
Title:

PARTICIPANT: